LEASE AND ASSET AGREEMENT

     This Lease Agreement (hereinafter alternately-the "Lease" or "Agreement") made and entered into January 20, 1993 by and between Consolidated Rail ("Conrail"), a Pennsylvania Corporation with offices at 2001 Market Street, Philadelphia, PA, CRC Properties, Inc. ("CRCP") a Delaware Corporation with offices at 2001 Market Street, Philadelphia, PA, and New York Cross Harbor Railroad Terminal Corporation ("NYCH"), a New York Corporation, with offices at 4302 First Avenue, Brooklyn, NY, 11232.

     WHEREAS, Conrail owns a railroad operating easement granted by CRCP on certain parcels of realty, hereinafter described on which certain railroad facilities have been and are none located including, track and float bridges at Greenville Piers, 7ersey City, New Jersey; and

     WHEREAS, the Interstate Commerce Commission ("Commission" or "ICC") has approved the Abandonment of Conrail's operations over the subject facilities in Docket AB 167 (Sub--No. 859N); and

     WHEREAS, NYCH currently provides on behalf of Conrail on the foresaid parcel of realty, rail, lighterage services over such facilities pursuant to various agreements and understanding heretofore reached between NYCH and Conrail in connection with rail services provided by NYCH; and

     WHEREAS, NYCH desires to lease from Conrail and from CRCP such parcels of realty, easement and facilities so as to continue operations in its own name on such parcels of. realty using such facilities under the terms and conditions set forth herein.

         NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1: LEASE OF PARCELS

         1.1 In consideration of the payment of $1.00 by NYCH to Conrail, the receipt of which is hereby acknowledged, CRCP and Conrail hereby lease to NYCH all the real property described in the attached Exhibit A which is incorporated herein by reference subject to all, rights of Conrail and CRCP in and to any leases, easements, licenses, agreements (including, but not limited to, sidetrack agreements) and privileges pertaining to leased property, All the property, rights and interests leased in this paragraph 1.1 are hereinafter referred to as the "Rail Operating Property."

         1.2. Possession of the Railroad Operating Property under this Agreement shall be delivered by Conrail and CRCP to NYCH without covenants or warranties of any nature and subject to all existing laws and ordinances, and orders of regulatory agencies, including abandonment authority granted by the ICC to Conrail. Without limiting the generality of the foregoing, the Railroad Operating Property shall he sub jest to any state of facts that an accurate survey and a prudent inspection of the Railroad Operating Property would disclose.

         1.3. NYCH expressly acknowledges -that the Railroad Operating Property is subject to reservations and conditions which are contained in a deed between Conrail and CRCP, dated October 30, 1985, attached hereto as Exhibit D.

         1.4. This lease of the Railroad Operating Property shall continue in full force and effect until December 31, 2023.

         1.5. Subject to the terms of this Agreement, and in consideration of the payment of rent as specified in Section 2 paragraph 2.1 of this Agreement by NYCH to Conrail, Conrail and CRCP hereby lease to NYCH all the real property described in the attached Exhibit B which is incorporated herein by reference subject to all rights of Conrail and CRCP in and to any leases, easements, licenses, agreements (including, but not limited to, Sidetrack Agreements), and privileges pertaining to the leased property. All the property, rights and interests leased in this paragraph 1.5 are hereinafter referred to as the
"Terminal   Intermodal   Operating   Property   A".

         1.6 Possession of the Terminal-intermodal Property A under this Agreement shall be delivered by Conrail and CRCP to NYCH without covenants or warranties of any nature and subject to all existing laws and ordinances and orders of regulatory agencies. Without limiting the generality of the foregoing the Terminal Property A shall be subject to any state of facts that an accurate survey and a prudent inspection of the Terminal-Intermodal Property A would disclose.

         1.7. NYCH expressly acknowledges that the Terminal Intermodal Property. A is subject to reservations and conditions which are contained in a deed between Conrail and CRCP attached hereto as Exhibit D.

         1.8. This lease of the Terminal-Intermodal Property A shall continue in force and effect until December 31, 2023.

         1.9. Subject to the terms of. this Agreement, and in consideration of the payment of rent as specified in Section 2 paragraph 2.2 of this Agreement by NYCH to Conrail, Conrail and CRCP hereby lease to NYCH all the real property described in the attached Exhibit C which is incorporated herein by reference subject to all rights of Conrail and CRCP in and to any-leases, easement5, licenses, agreements (including, but not limited to sidetrack Agreements), and privileges pertaining to the leased property. All the property, rights and interests leased "as aforesaid are hereinafter referred to as the "Terminal-Intermodal Operating Property B".

         1.10 Possession of the Terminal-Intermodal Property B under this Agreement shall be delivered by CRCP to NYCH without covenants or warranties of any nature and subject to all existing laws and ordinances and orders of regulatory agencies. Without limiting the generality of the foregoing, the Terminal -Intermodal Property B shall be subject to any state of facts that an accurate survey and a prudent inspection of the Terminal Intermodal Property B would disclose.

        1.11. NYCH expressly acknowledges that the Terminal Intermodal Property B is subject to reservations and conditions which are contained in a dead between Conrail and CRCP attached hereto as Exhibit D.

        1.12. This lease of the Terminal-Intermodal Property B shall continue in force and effect until December 31, 2023.

        1.13. The Railroad Operating Property, the Terminal-Intermodal Property A and the Terminal -intermodal Property B shall hereinafter be collectively referred to as the "Property".

SECTION 2: RENT

         2.1. Rent shall be paid by NYCH to CRCP in consideration for the Lease of Terminal-intermodal Property A as follows:

A. $1.00, the receipt of which is hereby ac knowledge for the period commencing with the date of this Agreement and ending 5 years thereafter.

B. Twenty (20) percent of the Adjusted Base Rent determined as provided in paragraph 2.3 of this Section 2, in advance, in equal quarterly installments commencing the first day of the sixth year after the date of this Agreement;

C. Forty (40) percent of the Adjusted Base Rent determined as provided in paragraph 2.3 of this Section 2, in advance, in equal quarterly installments commencing the first day of the seventh year after the date of this Agreement;

D. Sixty (60) percent of the Adjusted Base Rent determined as provided in paragraph 2.3 of this Section 2, in advance, in equal quarterly installments commencing the first day of the eighth year after the date of this Agreement;

E. Eighty (80) percent of the Adjusted Base Rent determined as provided in paragraph 2.3 of this Section 2, in advance, in equal quarterly installments commencing the first day of the ninth year after the date of this Agreement;

F. One hundred (100) percent of the Adjusted Base Rent determined as provided in paragraph 2.3 of this Section 2, in advance, in equal quarterly installments commencing the first day of the tenth year after the date of the Agreement to the end of the term of lease of the Terminal-Intermodal Operating Property A.

2. 2.      Rent shall be paid by NYCH to Conrail in consideration of the Lease of Terminal-Intermodal Operating Property B as follows:

     Ten (10) percent-- per annum of the fair market value determined as provided in paragraph 2.3a, in advance, in equal quarterly installments commencing with the date of this agreement, except for the initial rental payment, which shall be made within 5 business days of determining the fair market value on 2.3a.

     2.3. The Adjusted Base Rent payable with respect to the lease of Terminal -Intermodal Operating Property A and Terminal Intermodal Operating Property B shall he determined as follows:

a. Within execution of this lease agreement, NYCH and Conrail shall each designate an appraiser appropriately licensed in the State of New Jersey. Each such appraiser shall prepare an appraisal of Terminal Intermodal Operating Property A and a separate appraisal of Terminal Intermodal Operating Property B which appraisal shall report the appraisers considered respective opinions as to the annual fair market rental value of each property as of the appraisal date. Such appraisals shall be completed and delivered to NYCH and Conrail no later than one hundred fifty days after execution of this Agreement.

b. The Annual Base Rent for each property so appraised shall be 10 percent of the average of the appraised values as provided by each appraiser for such property.

C. NYCH may negotiate adjustments to the Base Rent based upon the volume of revenue rail cars interchanged with Conrail at the Greenville Yards during the previous calendar year. The specific terms of any such adjustments shall be as contained in commercial agreements between NYCH and Conrail's Marketing Department.

2.4. NYCH shall pay the rent for each property to Account Number 81-08101 to P.O. Box 8538-230, Philadelphia, PA 19171, or to such other address as CRCP may indicate by notice to NYCH.

2.5. NYCH shall pay the rent without prior demand, setoff, or counterclaim. Lessor shall apply each payment of rent when received according to the direction of NYCH. No payment shall operate as an accord and satisfaction, notwithstanding any statement or endorsement accompanying such payment.

2.6 If NYCH does not pay the rent for any property for a period of fifteen (15) days from the day same shall have been due and payable, then NYCH shall pay a late charge equal to three percent (3%-) of the rent payment then due. Furthermore, if the rent is not paid within thirty (30) days from the date said rent payment was due, NYCH shall pay interest at the rate of 1.0% per annual above the prime rate then in effect for each month or fraction thereof for which rent is not paid on the amount of any such rent unpaid.

2.7. NYCH shall pay all taxes (including without limitation real, transfer, sales and use taxes), assessments (including without limitation all assessments for public improvements or benefits, whether or not to be completed during the lease), water, sewer and other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other charges (including all interest and penalties thereon) which at. any time during the lease may be assessed, levied, confirmed or imposed against the Property or against any improvements made by NYCH, or other property of NYCH, real or personal, located on the Property. If the Property is not taxed as a parcel but is taxed as part of a larger parcel, NYCH shall pay an equitable portion of the taxes and the assessments upon the whole tract or parcel of which the Property is a part. Conrail and CRCP shall cooperate with NYCH with respect to providing such consents, verifications, affidavits or- other materials which would have the effect of reducing taxes for the Property under any and all tax laws establishing special tax rates for railroads.

2.8. NYCH, at its sole cost and expense (including fees for permits and similar documents), shall obtain, all utility services required or desired by NYCH, including the installation of meters and sub-meters it none exist. NYCH shall be responsible for all charges for utilities consumed by, and supplied to, NYCH by the provider thereof. NYCH shall not obtain any utility service from any of Conrail's facilities without first obtaining the prior written consent of Conrail.

SECTION 3:            SALE OF CERTAIN ASSETS

3.1. CRCP agrees to sell to NYCH all of its right, title and interest in and to all assets installed in or on the Property, including without limitation all in-place main and side track devices appurtenant thereto, track materials, wires, pipes, conduits, poles, guys, structures, buildings, signals and bridges located on the Property, as of the date of execution of this Agreement, and all spare parts and special tools necessary for operation and maintenance of such assets owned by CRCP on the date of execution of this Agreement, and specifically excluding any interest in the real property, including but not limited to those items specified in the attached Exhibit E all of which shall hereinafter be refereed to as the "Assets".'

3.2. The consideration to be paid by NYCH to CRCP for purchase of the Assets shall be $1.00 which sun is acknowledged to have been delivered as of the execution of this Agreement.

3.3.Title to the Assets shall be conveyed by Bill of Sale in the form attached hereto as Exhibit E without covenants or warranties of any nature except those specifically set forth in this Agreement, and conveyance shall be subject to (1) whatever rights the public may have to the use of any roads, alleys, bridges or streets on or crossing the Property, (2) streams, rivers, creeks and waterways passing under, across or through the Property, (3) the reservations contained in the deed attached as Exhibit D or in the Bill of Sale attached hereto as Exhibit E, it any, (4) any and aLI1 existing tenancies, encumbrances, easements, rights, trackage rights, licenses, permits, privileges, agreements, sidetrack agreements, third party claims, covenants, conditions, restrictions, rights of reentry, possibilities of reverter, existing laws and ordinances, and orders of regulatory agencies, and (5) any pipes, wires, poles, cables, culverts, drainage courses or systems, or other facilities on or crossing the Property, together with the rights of any person entitled thereto to maintain, repair, renew, replace, use or remove the same. Said conveyance shall not, however, be subject to mortgage, tax or other liens for the payment of money. The Assets shall be delivered "as is" on the date of Closing subject to any state of facts that an accurate survey or a prudent inspection of the Property or Assets would disclose, except as otherwise expressly provided herein.

SECTION 4: NYCH'S OPERATION ON THE PROPERTY

4.1. Upon execution of this Agreement or as soon thereafter as practicable, NYCH shall commence rail freight service over the Railroad Operating Property pursuant to the terms hereof and such operating agreements as may be in force as between NYCH and Conrail. Notwithstanding the foregoing, to the extent inconsistent with the terms of this Agreement, this lease supersedes all other outstanding agreements or understandings among the parties.

4.2. NYCH represents and warrants that it has, or will within 10 business days of the execution of this agreement, obtain any and all governmental or regulatory approvals, authorizations or exemptions necessary under state, Federal and local law for consummation of the transactions under this Agreement.

4.3. Conrail agrees that simultaneously with the execution of this Agreement, it will exercise the abandonment authority received by it In the Matter: ICC Sub.-No- 859N, Docket No. AB 167. Conrail agrees that it will not object to a petition to be filed by NYCH with the Interstate Commerce Commission pursuant to the Revised Interstate Commerce Act 49 U.S.C.A. ss. 10901 seeking operating authority over the Railroad Operating Property, or an exemption under the terms thereof.

4.4. During the term of this Agreement, and subject to the terms of Section 8 of this Agreement, NYCH shall maintain, repair, and renew the Property and Assets at its own expense and with its own supervision and labor. NYCH shall keep and maintain the Property and Assets in accordance with all applicable laws, ordinances and regulations.

4.5. (a) Upon expiration or the termination of this Agreement by operation of Sections 6.2 (insurance) or 7.1, NYCH shall, as promptly as possible, remove the Assets from the Property, but in no event later than (60) days from a written request by CRCP and Conrail to do so

(b) Notwithstanding the terms of section 4.5(a), Conrail at its sole option, may elect to repurchase from NYCH and retain all or a portion of the Assets for one dollar ($1.00). However, to the extent NYCH expends sums in excess of the costs of maintenance of any of the Assets, or installs additional rail facilities or other fixtures on the Property, and Conrail elects to purchase from I\TYCH any portion of the facilities or fixtures subject to such extraordinary improvement, Conrail shall pay NYCH the undepreciated value of the such improvements. Any Assets not purchased by Conrail shall be subject to the provisions of 4.5(a) (removal).


SECTION 5: USE

5.1 NYCH represents and warrants to Conrail and CRCP that NYCH intends to use the Property for railroad operations and railroad-related terminal and intermodal facilities which operations have the Standard Industrial Classification ("S.I.C.") numbers as defined by the most recent edition of the Standard Industrial Classification Manual published by the Federal Executive Office of the President, Office of Management and Budget. NYCH's use of the Property shall be restricted to the use and classifications set forth above unless YYCH obtains CRCP prior consent to any change in use of the Property. NYCH shall supply to CPCP an affidavit of an officer of NYCH ("Officer's Affidavit") setting forth NYCH's S.T.C. numbers and a detailed description of the operations and processes NYCR will undertake at the property, organized in the form of a narrative report including a description and quantification of hazardous substances and wastes to be generated, manufactured, refined, transported, treated, stored, handled or disposed of at the property. Following delivery of the Officer's Affidavit, NYCH shall notify CRCP by way of Officer's Affidavit as to any changes in NYCH I s operation, S.I.C. number or use or, generation of hazardous substances and wastes, by way of a supplemental Officer's Affidavit. NYCH shall also supplement and update Officer's Affidavit upon each anniversary of this agreement- NYCH shall not commence or alter any operations 'at the property prior to (i) obtaining all required operating and discharge permits or approvals, including but not limited to air pollution control permits and pollution discharge elimination system permits from NJDEP, from all governmental or public authorities having jurisdiction over NYCH's operations or the property, and (ii) providing copies of permits or approvals to CRCP.

5.2. NYCH shall not install any underground storage tanks or related structures on the property without the prior written approval of a Senior Vice President of Conrail, or an authorized delegate thereof.

5.3. NYCH shall conduct its business on the property so that it shall in no way interfere with the use and enjoyment of property near or adjoining the property. Such restrictions on NYCH's use of the property shall include the following by way of example:

a. Radio Activity or Electrical Disturbance -No activities shall be permitted which emit dangerous radio activity or electrical disturbance which will jeopardize the health of any employee or adjacent resident or property, or otherwise adversely affect the operation of any equipment;

b. Noise - The maximum noise level at the property line applicable to the use involved shall not exceed those limits established by state law or regulation as measured in accord with procedure specified by the American National Standards institute;

c. Vibration No vibration shall be permitted which is detectable, other than by instrument, at the property line;

d. Glare - No direct or reflective glare from any lighting or process shall be permitted where such will interfere with traffic safety or the useful enjoyment of adjoining properties;

e. Smoke- No emission shall be permitted or a shade equal to or darker than Ringlemann Chart, No. 2;

f. Odors - No emission of odorous gasses or other matter shall he permitted in a quantity or of a type that permit them to be detectable, other than by instrument, at the property line;

g. Other Forms of Air Pollution No emission of fly, ash, dust, smoke, vapors, gasses, other airborne particulate or other forms of air pollution shall be permitted which contribute to the deterioration of or detract from use of adjacent properties for any purposes.

SECTION 6    INDEMNIFICATION - INSURANCE

6.1. Personal Injury and Property Damage. NYCH shall be responsible for, and shall release, indemnify, defend, and save harmless Conrail and its directors, agents and employees from and against, all loss, damage, expenses, claims, demands, liabilities and actions at law or equity (and expenses resulting from the handling thereof) arising out of incidents of personal injury (including death) or incidents of loss of or damage to property other than freight loss and damage), which incidents occur on or about the Property, except to the extent the loss, damage or liability is caused by the fault, failure or negligence of Conrail or its directors, agents or employees or any third party.

6.2. (a) Insurance. Within ten business days of the execution of this Agreement, NYCH shall obtain and furnish Conrail and CRCP written evidence of one or more policies of general comprehensive liability insurance as is standard in the rail industry, with coverage up to $5 million, covering the liability specified in Paragraph 6.1. Such insurance shall remain in effect for the term of this Agreement; and, upon reasonable request by Conrail and CRCP, NYCH shall furnish certificates evidencing that said insurance is in force and will remain in force until a date specified in such certificate. NYCH agrees to require its Insurers) to provide Conrail and CRCP 30 days advance written notice of the cancellation of such coverage, and after such cancellation, Conrail and CRCP may terminate this Agreement and require NYCH to cease operations on the property, without fault or liability to Conrail and CRCP.

(b) NYCH shall comply with the Federal Employer's Liability Act and all applicable worker's compensation and employer's liability laws and regulations affecting railroad employees.


SECTION 7: DEFAULT, WAIVER

7.1.(a) Subject to the terms of Paragraph 7.1(c), in the event of a default by NYCH with respect to Intermodal Property A or B which cannot be Cured by the payment of money, CRCP at its option, may terminate the lease of that parcel affected by the default, but not the entire Agreement unless the default affects all of the parcels leased to NYCH. in the event of a default by NYCH that cannot be cured by the payment of money and that either is not confined to the intermodal parcels or involves the Railroad Operating Property, CRCP, at their sole option, may terminate this Agreement in its entirety. Such termination shall be preceded by a written notice of default and intent to terminate, which shall be delivered to NYCH no less than forty-five (45) days prior to the intended date of termination. If during such forty-five (45) day notice period NYCH shall cure the default in its entirety this Agreement and any lease of a parcel under this Agreement shall not be terminated.

7.1.(b) In the event of a default by NYCH that can be cured by the payment of money, CRCP, at its option, may Terminate the lease of the parcel (s) affected by the default (except that CRCP may terminate this Agreement in its entirety in the event of a default with respect to the Railroad Operating Property). Such termination shall be preceded by ten (10 days written notice of such default and intent to terminate, and NYCH. shall have an additional ten (10) days From the date' of such notice to cure such default.

7.1.(c) If at any time during the term, of this Agreement there shall be filed by or against NYCH in any court, pursuant to any statute either of the United States or of any state, a petition in bankruptcy, or there shall be commenced a case by or against NYCH under the Bankruptcy Code, or a petition filed in insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of NYCH's property, and within sixty (60), days thereafter NYCH fails to secure a discharge thereof, or if NYCH makes an assignment for the 'benefit of creditors or petitions for or enters into an arrangement with its creditors (all the hereinabove collectively referred to as a "Bankruptcy Default"), Conrail or CRCP may terminate this Agreement in its entirety, in which event, neither NYCH nor any person claiming through or under NYCH by virtue of any statute or of an order of any court shall be entitled to, possession or to remain in possession of the Property, and shall immediately surrender the Property to Conrail and CRCP. Conrail and CRCP, in addition to the other rights and remedies contained herein or available pursuant to any statute or rule of law, may retain as liquidated damages any rent, security, deposit, or monies received by it from NYCH or others on behalf of NYCH.

7.1.(d) No delay or failure of Conrail and CPCP to insist in any one or more instances upon strict performance of any of the obligations of NYCH under this Agreement or to take advantage of or exercise any of Conrail and CRCP's rights or, powers hereunder Shall impair any such right or power or be construed to be a waiver of any such default or of the performance of any such obligation, or be construed to be an acquiescence in such default or a relinquishment of any such right or power for the future, but such obligation, right, and power shall continue and remain in full force and effect.

7.1.(e) The remedies of Conrail and CPCP set forth herein shall be in addition to all other remedies provided by law, and these remedies shall include, without limitation,, the right of Conrail and CRCP to obtain specific performance and/or injunctive relief.

7.1.(f) NYCH irrevocably waives any right it may have, or that of any successor, either now or in the future, to condemn any part of or interest in the Property for any purpose whatsoever, The provisions of the paragraph shall survive termination of this Agreement.

SECTION 8 ENVIRONMENTAL COMPLIANCE

8.1 NYCH represents that it has and, agrees that it will, at all times during its occupancy of the Property and at its expense, keep the Property and all improvements now or hereafter, erected or placed thereon, including but not limited to, the structures, equipment, and operations, in compliance with all federal, state, and local laws, rules and regulations designed to Prevent or control the discharge of substances in the land, water, or air. Notwithstanding the provisions of this Section 8.1, nothing contained herein shall serve to relieve Conrail or any of its predecessors in title of liability for the costs of prevention or control of discharges of substances in the land water or air caused at any time by Conrail, or its predecessors in title.

8.2 Without limiting any other provision of this Lease, Conrail and CRCP shall have the right to enter and inspect the Property in order to determine whether NYCH is' complying with such laws, rules and regulations, provided however, such entry and inspection shall not interfere with NYCH operations conducted on the Property. No such inspection or absence of inspection by Conrail or CPCP shall be construed to relieve NYCH of its obligations to comply with all such laws, rules and regulations.

8.3 Subject to the provisions of Section 8.1, NYCH shall indemnify and hold Conrail and CRCP harmless from and against all suits, actions, procedures, fines, claims, costs and expenses arising out of, or in connection with: (i)
NYCH's  actions  or  inaction  with  regard' to NYCHI s  obligations  under this
Section 8; and (ii) any exposure to, cleanup, remediation, response, removal of any hazardous materials, hazardous wastes, hazardous or toxic substances or related materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, -as amended (49 U.S.C. Sections 1801, et seq.), The Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections. 6901, et seq.) or any other presently applicable federal, state and local environmental laws, statutes, ordinances and regulations promulgated thereunder governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances located upon the Property.

8.4 In the event any cleanup, response, removal or remediation of any environmental condition is required by a governmental entity (hereinafter collectively referred to as "Response Action"), Conrail or CRCP shall not be liable for any damages, actual or consequential, by reason of the Response Action's interference with NYCH's use of the Property. NYCH shall not he entitled to an abatement in the rent for any interference with NYCH's use of the Property due to a Response Action. NYCH shall permit Conrail add CRCP and its contractors full, unrestricted and unconditional access to the Property for the purpose of completing or engaging in a Response Action for which NYCH is responsible should NYCH fail to diligently pursue and complete such Response Action to the satisfaction of Conrail; provided, however, such access shall not unreasonably interfere With NYCH use and occupancy of the premises. Conrail or CRCP's completion of any of NYCH's obligations hereunder shall not be deemed a waiver of NYCH's obligations under this Agreement. Conrail shall have the right, but not the obligation, to conduct reasonable inspections of NYCH Is Response Action and NYCH shall provide Conrail and CRCP all information requested by Conrail and CRCP regarding NYCH's Response Action or any environmental condition for which -NYCH is responsible.

8.5 Without limiting the other provisions of this Section 8, the following shall be additional requirements under this Lease with respect to the environmental condition of the Property:

a. NYCH shall,  at NYCH's own  expense,  comply with the  Environmental  Cleanup
Responsibility Act, N.J.S.A. 13:1K-6 et seq., the regulations promulgated thereunder and any successor legislation and regulations ("ECRA"). NYCH shall, at NYCH's own expense, make all submissions to, provide all information to, and comply with all requirements of, the Industrial Site Evaluation or its successor ("Element") of the New Jersey Department of Environmental Protection or its successor ("NJDEP").

b. NYCH's obligation under this section 8 shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the Property pursuant to ECRA, whether triggered by Conrail, CRCP or NYCH.

c. Provided this Agreement is not previously cancelled or terminated by either party or by operation of law, NYCH shall commence its submission to the Element in anticipation of the end of the Lease Term no later than one (1) year prior to the expiration of the Lease Term. NYCH shall promptly furnish to Conrail and CRCP true and complete copies of all documents, submissions, correspondence and oral or written confirmations provided by NYCH to the Element, and all documents, reports, directives, correspondence and oral or written communications by the Element to NYCH. NYCH shall also promptly furnish to Conrail and CRCP true and complete copies of all sampling and test results and reports obtained and prepared from samples and tests taken at an around the Property. NYCH shall notify Conrail and CRCP in advance of 'all meetings scheduled between NYCH and NJDEP, and Conrail and CRCP may attend all such meetings.

d. Should the Element or any other division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of a spill or discharge of a hazardous substance or waste at the Premises, which occurred during the term of this Lease. NYCH shall, at NYCH's own expense, promptly prepare and submit the required plans' and financial assurances and shall promptly carry out the approved plans. The cost of any cleanup and development of a cleanup plan undertaken as a result of a spill or discharge of a hazardous substance or waste at the Property prior to NYCH's initial occupancy or lease of the Property, including the operation of the Property by NYCH's predecessor BEDT, shall be born by Conrail or CRCP.

e. At no expense to Conrail or CRCP, NYCH shall promptly provide all information requested by Conrail, CRCP or NJDEP for preparation of a non-applicability affidavit, de minims Quantity exemption application, limited conveyance application or other submission and shall promptly sign all such affidavits and submissions when requested by Conrail, CRCP or NJDEP.

f. Should NYCH's operations at the Property be outside of those industrial operations covered by ECRA, NYCH shall, at NYCH's own expense, obtain a letter of non-applicability or de, minims quantity exemption from the Element prior to termination of the Lease Term and shall promptly provide NYCH's submission and the Element's exemption letter to Conrail and CRCP. Should Conrail and CRCP obtain a letter of non-applicability or de minims quantity exemption from the Element, then NYCH shall, at Conrail and CRCP's option, 'hire a consultant satisfactory to Conrail and CRCP to undertake, sampling at the Property sufficient to determine whether or not NYCH's operations have resulted in a spill or discharge of a hazardous substance or waste at or around the Property. Should the sampling reveal any spill or discharge c-f a hazardous substance or waste which occurred during NYCH use or occupancy of the Property, then NYCH shall, at NYCH's expense, promptly clean up the Property to the satisfaction of Conrail, CRCP and NJDEP.

g. If NYCH fails to obtain either: (i) a non-applicability letter; (ii) a de minims quantity exemption; (iii) a negative declaration; or (iv) final approval of cleanup; (collectively. referred to as "ECRA Clearance") from the Element; or fails to clean up the Property pursuant to subparagraph (f) above, prior to the expiration or earlier termination of the Lease Term, then upon the expiration or earlier termination of this Lease, Conrail and CRCP shall have the option either to consider this Lease as having ended or to treat NYCH as a holdover tenant in possession of the Property. If Conrail or CRCP considers. this Lease as having ended, then NYCH shall nevertheless be obligated to promptly obtain ECRA Clearance and to fulfill the obligations set forth in subparagraph (f) above. If Conrail and CRCP treats NYCH as a holdover tenant in possession of the Property then the provisions of Section 8 shall govern.

h. Reporting Requirements. NYCH shall promptly supply Conrail and CRCP with copies of all notices, reports, correspondence and submissions made by NYCH to the U.S. Environmental Protection Agency, NJ.DEP, the United States Occupational Safety and Health Administration or any other local, state or federal authority which requires submission of any information concerning environmental matters or hazardous wastes or substances pursuant to laws including but not limited to the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq. and the regulations promulgated thereunder ' (the "Spill Act"), the Worker and Community Right to Know Act, N.J.S.A. 34:5A-1 et seq. and the regulations Promulgated thereunder, the Hazardous Substance Discharge -- Reports and Notice Act, N.J.S.A. 13:1K-15 et seq. and the regulations promulgated thereunder, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. S9601 et esq. and the regulations promulgated thereunder, and the Resource Conservation and Recovery Act, 42 U.S.C. S9601 et seq. and the regulations promulgated thereunder.

8.6. NYCH's obligations under this Section 8 for the portion of the Property operated by NYCH prior to the effective date of this Agreement, as fully described in Exhibit A hereto, shall he limited to the extent NYCH can demonstrate that the failure of such Property to comply with the terms of this Section .8 were caused by Conrail, CRCP, their agents or employees or anyone for whose acts Conrail or CRCP is liable.

For purpose of this subsection 8.6, NYCH's operation of the Property, either prior to or pursuant to this Agreement, whether as an agent or independent contractor, of Conrail and/or CRCP or otherwise, shall not be attributable to Conrail or CRCP.

SECTIQN 9:       CONTENTS OF AGREEMENTS; PARTIES IN INTEREST,

NOTICE:

9. 1. Entire Understanding. This Agreement Sets forth the entire understanding of the Parties with respect to the subject of this Agreement and may not be amended except by written instrument executed by the parties. Any Previous agreements or understandings between the parties regarding the subject matter of this Agreement are merged into and superseded by this Agreement. All representations warranties, covenants, terms, conditions, stipulations, and provisions of this Agreement shall he binding upon the inure to the benefit of, and be enforceable by the permitted successors and assigns of the respective parties.

9.2. Best Efforts. Each party shall use its best efforts to expedite the procurement of any governmental approvals required in connection with any of the transactions contemplated by this Agreement.

9.3. Notices. Unless otherwise specified, all notices, requests, consents, demands, or other communications desired or required to be given by one party to the other shall have been deemed to have been given only when received via overnight courier or United States Mail, certified, return receipt requested, directed to the recipient as follows (or at such other addresses as either of the parties hereto may designate by written notice to the other party hereto):

                    It to CRCP;

                    CRC Properties, Inc.
                    TWO Commerce Square
                    2001 Market Street - 19B
                    Philadelphia, PA 19101-1419

                    Attention:  President


                    With a copy to:

                    Consolidated Rail Corporation Properties
                    TWO Commerce Square
                    2001 Market Street - 19C
                    Philadelphia, PA 19101-1419

                    Attention: Assistant Vice President Asset Development


                    If to NYCH:

                    New York Cross Harbor Railroad Terminal Corporation 4302 - First Avenue
                    Brooklyn, NY 11232

9.4. Governing Law. This Agreement and the rights and obligations accruing hereunder shall be construed and enforced in accordance with the laws of New Jersey and federal law.

9.5. Appendices. All appendices and Exhibits referred to in this Agreement are intended to be, and are hereby, specifically made a part of this Agreement.

9.6. Waiver. No waiver by either party of any failure or refusal by, the other party to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

9.7.     Time.  Time shall be of the essence of this Agreement.

9.8. Successors and Assigns. This Agreement shall not be assignable by NYCH, in whole or part, without the prior in written consent of Conrail and CRCP, which shall not be unreasonably withheld.

9.9. Confidentiality. The terms and conditions of this Agreement are confidential, and neither party hereto, without the prior consent of the other, shall reveal any provisions hereof to any third party (except an employee, attorney or consultant entitled to know the provisions hereof in the ordinary course of the business of the party), except to the extent required by law or regulation or a valid judicial or administrative order.

        IN WTTNESS WHEREOF, this Agreement has been executed on the day and year first above written.













                            NEW YORK CROSS HARBOR RAILROAD TERMINAL CORPORATION

                            /s/ Robert R. Crawford
                            Title: Chairman of the Board

                            CONSOLIDATED RAIL CORPORATION

                            /s/ M. Virginia Ebert
                            Title: Director - Asset Management


                           CRC PROPERTIES INC.

                           /s/ John F Betak
                           Title: President